As filed with the Securities and Exchange Commission on July 16, 2013

Registration Statement No. 333-188806

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4 TO

FORM S-11

FOR REGISTRATION UNDER

THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Rexford Industrial Realty, Inc.

(Exact name of registrant as specified in its governing instruments)

11620 Wilshire Boulevard, Suite 300

Los Angeles, CA 90025

(310) 966-1680

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Howard Schwimmer

Michael S. Frankel

Co-Chief Executive Officers

Rexford Industrial Realty, Inc.

11620 Wilshire Boulevard, Suite 300

Los Angeles, CA 90025

(310) 966-1680

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Julian T.H. Kleindorfer, Esq. Bradley A. Helms, Esq. Latham & Watkins LLP 355 South Grand Avenue Los Angeles, California 90071 Tel: (213) 485-1234 Fax: (213) 891-8763	David C. Wright, Esq. Christopher C. Green, Esq. Hunton & Williams LLP Riverfront Plaza, East Tower 951 E. Byrd Street Richmond, Virginia 23219 Tel: (804) 788-8200 Fax: (804) 788-8218

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table shows the fees and expenses, other than underwriting discounts, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC registration fee and the FINRA fee are estimated.

SEC Registration Fee	$40,920
NYSE Listing Fee	125,000
FINRA Filing Fee	45,500
Printing and Engraving Expenses	322,592
Legal Fees and Expenses (other than Blue Sky)	4,700,000
Accounting and Fees and Expenses	1,550,000
Transfer Agent and Registrar Fees	3,700

Total	6,787,712

Item 32. Sales to Special Parties.

See response to Item 33 below.

Item 33. Recent Sales of Unregistered Securities.

In connection with the initial capitalization of our company, we issued 100 shares of our common stock to Michael S. Frankel. In connection with our formation transactions and concurrent private placement, (i) an aggregate of 8,671,518 shares of common stock and common units with an aggregate value of $121.4 million and (ii) an aggregate of 3,358,311 shares of common stock with an aggregate value of $47.0 million, respectively, at an assumed offering price per share of $14 will be issued to certain persons owning interests in the entities that own the properties comprising our initial portfolio as consideration in the formation transactions and concurrent private placement. All such persons had a substantive, pre-existing relationship with us and made irrevocable elections to receive such securities in the formation transactions prior to the filing of this registration statement with the SEC. Prior to the filing of this registration statement, each such person consented to the contribution or merger of the entity or entities in which he or she holds an investment either to or with and into us or our operating partnership or with and into a wholly owned subsidiary of our operating partnership (or, in the case of reverse mergers, certain subsidiaries of our operating partnership will merge with and into such entities). All of such persons are “accredited investors” as defined under Regulation D of the Securities Act. The issuance of such shares and units will be effected in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D of the Securities Act.

Item 34. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision which eliminates our directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employees or agents of our company or a predecessor of our company. Furthermore, our officers and directors are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the underwriting agreement relating to this offering. See “Underwriting.”

We intend to enter into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.

In addition, our directors and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of Rexford Industrial Realty, L.P., the partnership of which we serve as sole general partner.

Item 35. Treatment of Proceeds From Stock Being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits.

(a) Financial Statements. See page F-1 for an index to the financial statements included in this registration statement.

(b) Exhibit. The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit
1.1(4)	Form of Underwriting Agreement
2.1(3)	Form of Contribution Agreement by and among Rexford Industrial Realty, L.P., and Rexford Industrial Fund I, LLC
2.2(3)	Form of Contribution Agreement by and among Rexford Industrial Realty, L.P., and Rexford Industrial Fund II, LLC
2.3(3)	Form of Contribution Agreement by and among Rexford Industrial Realty, L.P., and Rexford Industrial Fund III, LLC
2.4(3)	Form of Contribution Agreement by and among Rexford Industrial Realty, L.P., and Rexford Industrial Fund IV, LLC
2.5(3)	Form of Agreement and Plan of Merger by and among Rexford Industrial Realty, Inc. and Rexford Industrial Fund V REIT, LLC
2.6(3)	Form of Agreement and Plan of Merger by and among Rexford Industrial Realty, Inc., Rexford Industrial Realty, L.P., and Rexford Industrial Fund V, LP
2.7(3)	Form of Contribution Agreement by and among Rexford Industrial Realty, L.P., and Allan Ziman, as Special Trustee of the Declaration of Trust of Jeanette Rubin trust, dated August 16, 1978, as amended
2.8(3)	Form of Contribution Agreement by and among Rexford Industrial Realty, L.P., and the Contributors named therein
2.9(3)	Form of Contribution Agreement by and among Rexford Industrial Realty, L.P., and Christopher Baer
2.10(3)	Form of Agreement and Plan of Merger by and among Rexford Industrial Realty, Inc., Rexford Industrial Realty, L.P., Rexford Industrial Merger Sub LLC, and Rexford Industrial, LLC
2.11(3)	Form of Agreement and Plan of Merger by and among Rexford Industrial Realty, Inc., Rexford Industrial Realty, L.P., Rexford Fund V Manager Merger Sub LLC, and Rexford Fund V Manager LLC
2.12(3)	Form of Agreement and Plan of Merger by and among Rexford Industrial Realty, Inc., Rexford Industrial Realty, L.P., Rexford Sponsor V Merger Sub LLC, and Rexford Sponsor V LLC
2.13(2)	Form of Representation, Warranty and Indemnity Agreement by and among Rexford Industrial Realty, Inc., Rexford Industrial Realty, L.P., Richard Ziman, Howard Schwimmer and Michael S. Frankel
2.14(2)	Form of Indemnity Escrow Agreement, by and among Rexford Industrial Realty, Inc., Rexford Industrial Realty, L.P., Rexford Industrial Realty, Inc., acting in the capacity of escrow agent, Richard Ziman, Howard Schwimmer and Michael S. Frankel
3.1(4)	Articles of Amendment and Restatement of Rexford Industrial Realty, Inc.
3.2(4)	Amended and Restated Bylaws of Rexford Industrial Realty, Inc.
4.1(4)	Form of Certificate of Common Stock of Rexford Industrial Realty, Inc.
5.1*	Opinion of Venable LLP
8.1(4)	Opinion of Latham & Watkins LLP with respect to tax matters
10.1(2)	Form of Amended and Restated Agreement of Limited Partnership of Rexford Industrial Realty, L.P.
10.2(2)	Form of Registration Rights Agreement among Rexford Industrial Realty, Inc. and the persons named therein
10.3(3)†	Form of Rexford Industrial Realty, Inc. and Rexford Industrial Realty, L.P., 2013 Incentive Award Plan
10.4(4)†	Form of Restricted Stock Award Agreement under 2013 Incentive Award Plan
10.5(3)	Form of Indemnification Agreement between Rexford Industrial Realty, Inc. and its directors and officers
10.6(2)	Form of Tax Matters Agreement by and among Rexford Industrial Realty, Inc., Rexford Industrial Realty, L.P., and each partner set forth in Schedule I, Schedule II and Schedule III thereto
10.7(2)	Form of Guaranty Agreement by and among the guarantors identified on Exhibit A thereto and Rexford Industrial Realty, L.P. in favor of a to be named lender
10.8(3)†	Form of Employment Agreement between Michael S. Frankel and Rexford Industrial Realty, Inc.
10.9(3)†	Form of Employment Agreement between Howard Schwimmer and Rexford Industrial Realty, Inc.
10.10(4)†	Form of Rexford Industrial Realty, Inc. Non-Employee Director Compensation Program

Exhibit
10.11(4)	Form of Credit Agreement among Rexford Industrial Realty, L.P., as Borrower, Rexford Industrial Realty, Inc., as Parent, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, The Other Lenders Party Thereto, Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A., as Co-Syndication Agents and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Sole Lead Arranger and Sole Bookrunner
10.12(4)	Form of Term Loan Agreement among RIF I—Don Julian, LLC, RIF I—Lewis Road, LLC, RIF I—Walnut, LLC, RIF I—Oxnard, LLC, RIF II—Kaiser, LLC and RIF III—Irwindale, LLC, collectively as Borrower, and Bank of America, N.A., as Lender
10.13(3)	Form of Consent Agreement by and among RIF V – Jersey, LLC, Rexford Industrial Realty, Inc., Rexford Industrial Realty, L.P., and U.S. Bank National Association, as trustee, successor-in-interest to Bank of America, N. A., as trustee, successor by merger to LaSalle Bank, National Association, as trustee for Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2005-TOP17, as Noteholder, whose master servicer is Wells Fargo Bank, National Association
10.14(3)	Promissory Note Secured by Security Instrument dated November 29, 2004 by Jersey Business Park (predecessor in interest to RIF V – Jersey, LLC), as Borrower, in favor of Wells Fargo Bank, National Association (as predecessor in interest to Noteholder), as Lender
10.15(3)	Deed of Trust and Absolute Assignment of Rents and Leases and Security Agreement (and Fixture Filing) dated as of November 29, 2004 by Jersey Business Park (predecessor in interest to RIF V –Jersey, LLC), in favor of Mortgage Electronic Registration Systems, Inc., as Beneficiary, for the benefit of Wells Fargo Bank, National Association (as predecessor in interest to Noteholder), as Lender
10.16(3)	Term Loan Agreement dated as of April 16, 2013 by and among RIF V – Glendale Commerce Center, LLC, RIF V – GGC Alcorn, LLC and RIF V – 3360 San Fernando, LLC, collectively as Borrower, and Bank of America, N.A., as Lender
10.17(3)	Term Loan Agreement dated as of June 28, 2012 between 3001 Mission Oaks Blvd LLC, as Borrower, and JPMorgan Chase Bank, N.A., as Lender
10.18(3)	Term Loan Agreement dated as of June 28, 2012 between 3175 Mission Oaks Blvd LLC, as Borrower, and JPMorgan Chase Bank, N.A., as Lender
10.19(3)	Term Loan Agreement dated as of June 28, 2012 between 3233 Mission Oaks Blvd LLC, as Borrower, and JPMorgan Chase Bank, N.A., as Lender
21.1(4)	List of Subsidiaries of the Registrant
23.1*	Consent of Venable LLP (included in Exhibit 5.1)
23.2(4)	Consent of Latham & Watkins LLP (included in Exhibit 8.1)
23.3(1)	Consent of DAUM Commercial Real Estate Services
23.4(4)	Consent of Ernst & Young LLP
24.1(1)	Power of Attorney (included on the Signature Page)
99.1(2)	Consent of Robert L. Antin to be named as a director nominee
99.2(2)	Consent of Leslie E. Bider to be named as a director nominee
99.3(2)	Consent of Steven C. Good to be named as a director nominee
99.4(2)	Consent of Joel S. Marcus to be named as a director nominee

*	Filed herein
†	Compensatory plan or arrangement
(1)	Previously filed with the Registration Statement on Form S-11 filed by the Registrant on May 23, 2013
(2)	Previously filed with Amendment No. 1 to the Registration Statement on Form S-11 filed by the Registrant on June 10, 2013
(3)	Previously filed with Amendment No. 2 to the Registration Statement on Form S-11 filed by the Registrant on July 9, 2013
(4)	Previously filed with Amendment No. 3 to the Registration Statement on Form S-11 filed by the Registrant on July 15, 2013

Item 37. Undertakings

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 4 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, State of California, on the 16th day of July, 2013.

Rexford Industrial Realty, Inc.

By:	/s/ Howard Schwimmer
Name:	Howard Schwimmer
Title:	Co-Chief Executive Officer

By:	/s/ Michael Frankel
Name:	Michael Frankel
Title:	Co-Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Richard Ziman	Chairman of the Board of Directors	July 16, 2013

/s/ Howard Schwimmer Howard Schwimmer	Co-Chief Executive Officer and Director (Principal Executive Officer)	July 16, 2013

/s/ Michael Frankel Michael S. Frankel	Co-Chief Executive Officer and Director (Principal Executive Officer)	July 16, 2013

/s/ Adeel Khan Adeel Khan	Chief Financial Officer (Principal Financial and Accounting Officer)	July 16, 2013

*By:	/s/ Michael Frankel Attorney-in-Fact

EXHIBIT INDEX

Exhibit
1.1(4)	Form of Underwriting Agreement
2.1(3)	Form of Contribution Agreement by and among Rexford Industrial Realty, L.P., and Rexford Industrial Fund I, LLC
2.2(3)	Form of Contribution Agreement by and among Rexford Industrial Realty, L.P., and Rexford Industrial Fund II, LLC
2.3(3)	Form of Contribution Agreement by and among Rexford Industrial Realty, L.P., and Rexford Industrial Fund III, LLC
2.4(3)	Form of Contribution Agreement by and among Rexford Industrial Realty, L.P., and Rexford Industrial Fund IV, LLC
2.5(3)	Form of Agreement and Plan of Merger by and among Rexford Industrial Realty, Inc. and Rexford Industrial Fund V REIT, LLC
2.6(3)	Form of Agreement and Plan of Merger by and among Rexford Industrial Realty, Inc., Rexford Industrial Realty, L.P., and Rexford Industrial Fund V, LP
2.7(3)	Form of Contribution Agreement by and among Rexford Industrial Realty, L.P., and Allan Ziman, as Special Trustee of the Declaration of Trust of Jeanette Rubin trust, dated August 16, 1978, as amended
2.8(3)	Form of Contribution Agreement by and among Rexford Industrial Realty, L.P., and the Contributors named therein
2.9(3)	Form of Contribution Agreement by and among Rexford Industrial Realty, L.P., and Christopher Baer
2.10(3)	Form of Agreement and Plan of Merger by and among Rexford Industrial Realty Inc., Rexford Industrial Realty, L.P., Rexford Industrial Merger Sub LLC, and Rexford Industrial, LLC
2.11(3)	Form of Agreement and Plan of Merger by and among Rexford Industrial Realty Inc., Rexford Industrial Realty, L.P., Rexford Fund V Manager Merger Sub LLC, and Rexford Fund V Manager LLC
2.12(3)	Form of Agreement and Plan of Merger by and among Rexford Industrial Realty Inc., Rexford Industrial Realty, L.P., Rexford Sponsor V Merger Sub LLC, and Rexford Sponsor V LLC
2.13(2)	Form of Representation, Warranty and Indemnity Agreement by and among Rexford Industrial Realty, Inc., Rexford Industrial Realty, L.P., Richard Ziman, Howard Schwimmer and Michael S. Frankel
2.14(2)	Form of Indemnity Escrow Agreement, by and among Rexford Industrial Realty, Inc., Rexford Industrial Realty, L.P., Rexford Industrial Realty, Inc., acting in the capacity of escrow agent, Richard Ziman, Howard Schwimmer and Michael S. Frankel
3.1(4)	Articles of Amendment and Restatement of Rexford Industrial Realty, Inc.
3.2(4)	Amended and Restated Bylaws of Rexford Industrial Realty, Inc.
4.1(4)	Form of Certificate of Common Stock of Rexford Industrial Realty, Inc.
5.1*	Opinion of Venable LLP
8.1(4)	Opinion of Latham & Watkins LLP with respect to tax matters
10.1(2)	Form of Amended and Restated Agreement of Limited Partnership of Rexford Industrial Realty, L.P.
10.2(2)	Form of Registration Rights Agreement among Rexford Industrial Realty, Inc. and the persons named therein
10.3(3)†	Form of Rexford Industrial Realty, Inc. and Rexford Industrial Realty, L.P., 2013 Incentive Award Plan
10.4(4)†	Form of Restricted Stock Award Agreement under 2013 Incentive Award Plan
10.5(3)	Form of Indemnification Agreement between Rexford Industrial Realty, Inc. and its directors and officers
10.6(2)	Form of Tax Matters Agreement by and among Rexford Industrial Realty, Inc., Rexford Industrial Realty, L.P., and each partner set forth in Schedule I, Schedule II and Schedule III thereto
10.7(2)	Form of Guaranty Agreement by and among the guarantors identified on Exhibit A thereto and Rexford Industrial Realty, L.P. in favor of a to be named lender
10.8(3)†	Form of Employment Agreement between Michael S. Frankel and Rexford Industrial Realty, Inc.
10.9(3)†	Form of Employment Agreement between Howard Schwimmer and Rexford Industrial Realty, Inc.
10.10(4)†	Form of Rexford Industrial Realty, Inc. Non-Employee Director Compensation Program
10.11(4)	Form of Credit Agreement among Rexford Industrial Realty, L.P., as Borrower, Rexford Industrial Realty, Inc., as Parent, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, The Other Lenders Party Thereto, Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A., as Co-Syndication Agents and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Sole Lead Arranger and Sole Bookrunner

Exhibit
10.12(4)	Form of Term Loan Agreement among RIF I—Don Julian, LLC, RIF I—Lewis Road, LLC, RIF I—Walnut, LLC, RIF I—Oxnard, LLC, RIF II—Kaiser, LLC and RIF III—Irwindale, LLC, collectively as Borrower, and Bank of America, N.A., as Lender
10.13(3)	Form of Consent Agreement by and among RIF V – Jersey, LLC, Rexford Industrial Realty, Inc., Rexford Industrial Realty, L.P., and U.S. Bank National Association, as trustee, successor-in-interest to Bank of America, N. A., as trustee, successor by merger to LaSalle Bank, National Association, as trustee for Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2005-TOP17, as Noteholder, whose master servicer is Wells Fargo Bank, National Association
10.14(3)	Promissory Note Secured by Security Instrument dated November 29, 2004 by Jersey Business Park (predecessor in interest to RIF V – Jersey, LLC), as Borrower, in favor of Wells Fargo Bank, National Association (as predecessor in interest to Noteholder), as Lender
10.15(3)	Deed of Trust and Absolute Assignment of Rents and Leases and Security Agreement (and Fixture Filing) dated as of November 29, 2004 by Jersey Business Park (predecessor in interest to RIF V – Jersey, LLC), in favor of Mortgage Electronic Registration Systems, Inc., as Beneficiary, for the benefit of Wells Fargo Bank, National Association (as predecessor in interest to Noteholder), as Lender
10.16(3)	Term Loan Agreement dated as of April 16, 2013 by and among RIF V – Glendale Commerce Center, LLC, RIF V – GGC Alcorn, LLC and RIF V – 3360 San Fernando, LLC, collectively as Borrower, and Bank of America, N.A., as Lender
10.17(3)	Term Loan Agreement dated as of June 28, 2012 between 3001 Mission Oaks Blvd LLC, as Borrower, and JPMorgan Chase Bank, N.A., as Lender
10.18(3)	Term Loan Agreement dated as of June 28, 2012 between 3175 Mission Oaks Blvd LLC, as Borrower, and JPMorgan Chase Bank, N.A., as Lender
10.19(3)	Term Loan Agreement dated as of June 28, 2012 between 3233 Mission Oaks Blvd LLC, as Borrower, and JPMorgan Chase Bank, N.A., as Lender
21.1(4)	List of Subsidiaries of the Registrant
23.1*	Consent of Venable LLP (included in Exhibit 5.1)
23.2(4)	Consent of Latham & Watkins LLP (included in Exhibit 8.1)
23.3(1)	Consent of DAUM Commercial Real Estate Services
23.4(4)	Consent of Ernst & Young LLP
24.1(1)	Power of Attorney (included on the Signature Page)
99.1(2)	Consent of Robert L. Antin to be named as a director nominee
99.2(2)	Consent of Leslie E. Bider to be named as a director nominee
99.3(2)	Consent of Steven C. Good to be named as a director nominee
99.4(2)	Consent of Joel S. Marcus to be named as a director nominee

*	Filed herein
†	Compensatory plan or arrangement
(1)	Previously filed with the Registration Statement on Form S-11 filed by the Registrant on May 23, 2013
(2)	Previously filed with Amendment No. 1 to the Registration Statement on Form S-11 filed by the Registrant on June 10, 2013
(3)	Previously filed with Amendment No. 2 to the Registration Statement on Form S-11 filed by the Registrant on July 9, 2013
(4)	Previously filed with Amendment No. 3 to the Registration Statement on Form S-11 filed by the Registrant on July 15, 2013